Exhibit 10.6
CONSULTANT AGREEMENT
This CONSULTANT AGREEMENT (“Agreement”) is effective as of January 1, 2020 between TRITON CONTAINER INTERNATIONAL, INCORPORATED OF NORTH AMERICA, a company organized under the laws of California with an office located at 100 Manhattanville Road, Purchase, New York 10577, U.S.A. (“Triton”), and Marc Pearlin, residing at [REDACTED] (“Contractor”).
RECITALS
WHEREAS, Triton desires that Contractor provide certain services to Triton as is set forth in the Statements of Work attached hereto in accordance with the terms and conditions set forth in this Agreement; and
WHEREAS, Contractor is willing and able to provide such services to Triton in accordance with the terms and conditions set forth in this Agreement.
In consideration of the representations and mutual covenants set forth below, Triton and Contractor agree as follows:
ARTICLE I. TERMS AND AGREEMENT

1.1    Work To Be Performed and Services To Be Rendered.

(a)    Contractor agrees to perform the work and render the services to be described in the Statements of Work attached hereto.

(b)      The services shall be performed at Triton’s offices, and/or at such other premises as may be designated by Triton from time to time. All materials and products developed as the result of the work performed under this Agreement are the sole and exclusive property of Triton. Contractor agrees that such materials and products shall not be distributed to any other individual or entity. Contractor shall take all necessary and appropriate measures to ensure that Contractor abides by the terms of this section.

(c)     The services to be rendered hereunder shall be performed only by Contractor and Contractor shall not substitute another individual to perform the services. Contractor may not assign this Agreement and such services may not be subcontracted or otherwise performed by third parties on behalf of Contractor without the prior written consent of Triton.
1.2    Term.
a.The Statement of Work shall set forth the Term. This Agreement may be terminated at any time by mutual agreement or by Contractor with or without cause, by giving thirty (30) days’ prior written notice. In the event that Triton should deem Contractor’s performance to be unsatisfactory, Triton shall so notify Contractor, and the parties shall discuss the Contractor’s performance. If the Contractor’s performance does not improve, Triton may terminate this Agreement upon thirty (30) days prior written notice to Contractor. Upon the termination of this Agreement, or its expiration, Contractor forthwith shall return to Triton all papers, materials and other properties of Triton held by Contractor in connection with the performance of this Agreement. If the parties terminate this Agreement for any reason, Contractor shall only be entitled to compensation for performing the services up to the date of written notification of termination.
b.Termination or expiration of this Agreement for any reason shall not release either party from any liabilities or obligations set forth in this Agreement which (i) the parties have expressly agreed shall survive any such termination or expiration, or (ii) remain to be performed or by their nature would be intended to be applicable following any such termination or expiration.

ARTICLE II. RELATIONSHIP OF THE PARTIES

2.1
Independent Contractor. The parties acknowledge that Contractor is an independent contractor and not an employee of Triton. Contractor shall be solely responsible for making all tax payments relating to compensation received as a result of Contractor’s relationship with Triton and shall defend, indemnify and hold Triton harmless from any and all tax liability relating thereto.

The parties shall not make any commitments or incur any charges or expenses for or in the name of one another and shall, to the greatest extent possible, perform this Agreement in a manner consistent with Contractor's status as an independent contractor.

2.2
Fees and Payment. As compensation for the performance of the services to be performed hereunder, Triton shall pay Contractor as set forth on the Statement of Work. Contractor will submit invoices to Triton on a monthly basis. Triton will pay to Contractor within thirty (30) days of the date of receipt of the invoice any amounts owing to Contractor.

2.3
Expenses. Triton shall reimburse Contractor for reasonable travel or other expenses incurred in connection with the performance of Contractor’s duties hereunder as set forth on the Statement of Work, if such expenses have been approved in advance by Triton.

2.4	Quality of Services. Contractor warrants that Contractor will use reasonable efforts to perform the services hereunder and that such services will be performed in a professional manner.

2.5	Ability to Perform.

a.
Contractor represents to Triton that Contractor's other contractual commitments do not prevent or restrict Contractor from fully performing the services to be provided under this Agreement. Contractor is responsible for obtaining any required visas or other governmental approvals necessary to perform the services set forth in this Agreement and all Statements of Work.

b.
This Agreement does not grant to Contractor an exclusive right to provide Triton any and all of the services described in any Statement of Work, and shall not prevent Triton from acquiring other services similar to such services or using its own employees or employees of others to perform the work performed by the Contractor.

ARTICLE III. CONFIDENTIALITY AND PROPRIETARY RIGHTS

3.1
Confidentiality. All of Triton’s proprietary information and materials existing prior to the performance of services hereunder are the property of Triton and shall remain exclusively owned by Triton. For purposes of this section only, the term Triton shall include Triton International Limited and its related companies. Notwithstanding the foregoing, Contractor and Triton acknowledge that from time to time certain confidential and/or proprietary information may be communicated to Contractor to enable effective performance of the services described in the Statement of Work. Contractor shall treat all such information as confidential, whether or not so identified, and shall not disclose any part thereof without prior written consent of Triton. Contractor shall use such information solely to the extent necessary to perform the services described in the Statement of Work. The foregoing obligation of this paragraph, however, shall not apply to any part of the information that (i) has been disclosed in publicly available sources of information, (ii) is, through no fault of Contractor, hereafter disclosed in publicly available sources of information, (iii) is now in the possession of Contractor without any obligation of confidentiality, or (iv) has been or is hereafter rightfully disclosed to Contractor by a third party, but only to the extent that the use or disclosure thereof has been or is rightfully authorized by that third party.

3.2
Injunctive Relief. Contractor agrees that violation of any material respect of this Article and Section 2.6 herein would cause Triton irreparable injury for which it would have no adequate remedy at law and therefore, that upon any such breach or any threat thereof, Triton shall be entitled to seek appropriate equitable relief in addition to whatever remedies it might have at law. The provisions of this Article shall survive the term or termination of this Agreement for any reason.

3.3	Triton’s Intellectual Property.

a.
Contractor acknowledges Triton's ownership of, and full and exclusive rights in and to, any of Triton's trademarks, service marks, trade names, works protected by copyright, or other designations or property rights (the "Existing Intellectual Property"), which Contractor uses or produces in connection with its performance under this Agreement. Contractor agrees to use the Existing Intellectual Property only in the manner and form approved by Triton and agrees that all use of the Existing Intellectual Property will inure to the benefit of Triton. Nothing in this Agreement shall be construed or deemed to give Contractor any property, right or interest in any of the Existing Intellectual Property.

b.
Triton shall retain all ownership rights it may have in all materials delivered to Contractor by or on behalf of Triton. Contractor shall use its reasonable efforts to protect such materials against any loss, theft, damage or destruction. Contractor shall return all originals and copies of such materials to Triton upon Triton's request, and in any event, immediately upon termination of this Agreement. After expiration or termination of this Agreement, Contractor will immediately cease all use of the Existing Intellectual Property, and shall not permit others to make any such use. For purposes of this section, the term Triton shall include Triton and its related companies.

ARTICLES IV. WARRANTY AND INDEMNIFICATION

4.1	Compliance with Laws. Contractor warrants that it shall comply with all applicable laws, statutes, rules and regulations in connection with the performance of the services hereunder.

4.2
Code of Conduct. Contractor shall abide by the terms and conditions of Triton’s Code of Conduct, which are incorporated herein by reference, and shall certify Contractor’s compliance therewith upon request. Any violation of the Code of Conduct may be grounds for immediate termination of this Agreement.

4.3
Indemnification. Contractor shall keep, save, protect, defend, indemnify and hold Triton harmless from and against any and all costs, claims, expenses and damages incurred or sustained by Contractor arising from any tax liability of Contractor or any misrepresentation, breach, default or non-fulfillment of any agreement, representation or covenant set forth in this Agreement by Contractor.

ARTICLE V. GENERAL PROVISIONS

5.1
Nondisclosure of Agreement. Except as may be required by applicable law or legal process, neither party shall disclose the terms and conditions of this Agreement without the prior written consent of the other, or use the other parties' name for any commercial purpose, except such disclosure may be made to each parties legal, accounting, financial and other advisors. It is understood and agreed that this Agreement may be filed with the Securities and Exchange Commission and its material terms may be disclosed in Triton International Limited’s definitive proxy statement.

5.2
Binding Nature and Assignment. This Agreement shall be binding on the parties and their respective successors and assigns, but Contractor shall not have the power to assign this Agreement or any of its rights or obligations hereunder without the prior written consent of Triton.

5.3
Severability. Each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any provision or its application to any person, firm, company or circumstance shall to any extent be invalid or unenforceable, then such provisions shall be deemed to be replaced by the valid and enforceable provision most substantially similar thereto and the remainder of this Agreement and the application of such provision to other persons, firms, companies or circumstances shall not be affected.

5.4
Integration and Amendment. This Agreement and all attachments incorporated by reference supersede all other agreements regarding professional services between the parties and contain their entire understanding. No amendment to this Agreement shall be effective unless it is in writing and duly executed by authorized representatives of the parties.

5.5
Non-Waiver. The delay, failure or refusal of either party to enforce any provision of this Agreement shall not act or be construed as a waiver of the right to enforce any provision or enjoin a later breach of this Agreement.

5.6
Governing Law and Dispute Resolution. This Agreement shall be interpreted and enforced according to the laws of the State of New York, USA. Triton and Contractor hereby agree that any claim or controversy, directly or indirectly arising out of or relating to this Agreement shall be resolved by arbitration in New York under the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The Procedures for Large, Complex Commercial Disputes shall not apply. The language of the arbitration shall be English. The arbitration shall be before a single arbitrator appointed by the parties to the dispute or, failing such agreement, each party shall appoint an arbitrator, and the two arbitrators so chosen shall select a third arbitrator as Chairperson. The sole arbitrator, or arbitration tribunal, shall be entitled to determine in its award which party shall bear the expenses of the arbitration or the proportion of such expenses which each party shall bear. The decision of the arbitrator(s) shall be final, binding, not subject to further review, and enforceable by any court, tribunal or other forum having jurisdiction. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

5.7
Notices. Notices required by this Agreement shall be sent to the parties by registered or certified mail or courier service postage prepaid, addressed to the respondent at the address shown below or by email sent to the respondent's email address. If notice is by mail, notice will be complete seven days after such process has been mailed to the respondent. If notice is by email or courier service, notice will be complete when such process is actually received.

Triton Container International, Incorporated of North America
100 Manhattanville Road
Purchase, New York 10577-2135
Attn: Senior Vice President and General Counsel
Email: cheiss@trtn.com

Contractor :
[REDACTED]

IN WITNESS WHEREOF, the parties hereto have signed, or caused to be signed, this Agreement as of the date first written above.

Marc Pearlin, Contractor	Triton Container International, Incorporated of North America
___/s/Marc Pearlin__________________	By: _/s/ Michael Limoncelli_________________

Date: _January 14, 2020_______________	Title: _VP, Human Resources

Date: _January 10, 2020__________________

STATEMENT OF WORK
TO
CONSULTANT AGREEMENT
BETWEEN
CONTRACTOR AND
TRITON CONTAINER INTERNATIONAL, INCORPORATED OF NORTH AMERICA

Description of Responsibilities: To provide ongoing and expert advice in the areas of Contractor’s former responsibilities as SVP, General Counsel & Secretary including such services as may be required to transition Contractor’s former responsibilities to other individuals, be available to answer questions and inquiries that may arise, and special projects as may be assigned by the President/CEO or General Counsel. General direction will be provided by Carla Heiss, SVP, General Counsel & Secretary. The consultancy is a on a part time, not full time basis and it is expected Contractor shall be generally available during normal business hours. In no case shall the Contractor be required to work more than 37.5 hours per week on a regular basis unless mutually agreed to beforehand.

Compensation: US$29,166.67 per month, [payable in arrears, within thirty days of Triton’s receipt of Contractor’s invoice.]

Expenses: Triton shall reimburse Contractor for reasonable travel or other expenses incurred in connection with the performance of the duties described hereunder if approved in advance by Triton.
Term: January 1, 2020 through December 31, 2020

Marc Pearlin, Contractor	Triton Container International, Incorporated of North America
___/s/Marc Pearlin__________________	By: _/s/ Michael Limoncelli_________________

Date: _January 14, 2020_______________	Title: _VP, Human Resources

Date: _January 10, 2020__________________